VCICE                             For additional information contact:
                                  G.S. Donovan (708) 496-4200
                                  K.K. Duttlinger (708) 496-4200

          VISKASE COMPANIES, INC. ANNOUNCES THE COMPLETION
          OF THE SALE OF ITS PLASTIC SHRINK FILM BUSINESS

CHICAGO, ILLINOIS, August 31, 2000 - Viskase Companies, Inc. (VCICE) announced today the completion of the sale of its plastic barrier and non-barrier shrink film business to Bemis Company, Inc., for a purchase price of $245 million which includes $228 million in cash upon the consummation of the transaction and $17 million in accounts receivable excluded from the transaction. The business being sold includes production facilities in the United States, United Kingdom and Brazil. Proceeds from the sale will be used principally to retire debt and for general corporate purposes.

The sale excludes any patent litigation proceedings between Viskase and American National Can Company. This litigation continues to reside in the Court of Appeals for the Federal Circuit, which should render a decision later this year or early in 2001.

Mr. F. Edward Gustafson, Chairman and CEO of Viskase Companies, Inc., stated that "Bemis has acquired a fine business with dedicated people having a real interest in seeing the business grow. We wish them every success in the future. We at Viskase will now focus our attention on our worldwide cellulosic and plastic casings businesses."

Viskase Companies, Inc. retains its major interest in the food packaging industry through Viskase Corporation. Principal products manufactured are cellulosic and nylon casings used in the preparation and packaging of processed meat products.

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